Exhibit 22
Subsidiary Issuers of Guaranteed Securities

The wholly owned finance subsidiaries of LyondellBasell Industries N.V. (the “Company”) identified in the table below have issued the securities listed opposite each such subsidiary issuer in the table below. The Company has fully and unconditionally guaranteed all such securities:

Subsidiary Issuer	Guaranteed Securities

LYB International Finance B.V., a 100% owned finance subsidiary	4.000% Guaranteed Notes due 2023; 5.250% Guaranteed Notes due 2043; 4.875% Guaranteed Notes due 2044

LYB International Finance II B.V., a 100% owned finance subsidiary	0.875% Guaranteed Notes due 2026; 3.500% Guaranteed Notes due 2027; 1.625% Guaranteed Notes due 2031

LYB International Finance III LLC, a 100% owned finance subsidiary	Guaranteed Floating Rate Notes due 2023; 1.125% Guaranteed Notes due 2025; 2.875% Guaranteed Notes due 2025; 3.375% Guaranteed Notes due 2030; 2.250% Guaranteed Notes due 2030; 3.375% Guaranteed Notes due 2040; 4.200% Guaranteed Notes due 2049; 4.200% Guaranteed Notes due 2050; 3.625% Guaranteed Notes due 2051; 3.800% Guaranteed Notes due 2060